                                                                    Exhibit 99.4




                           ARRIS PHARMACEUTICAL CORPORATION

                        EMPLOYEE STOCK PURCHASE PLAN OFFERING

                  FOR OFFERINGS BEGINNING ON OR AFTER AUGUST 1, 1996


1.  GRANT; OFFERING DATE.

    The Board of Directors of Arris Pharmaceutical Corporation, a Delaware corporation (the "Company"), pursuant to the Company's Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first Offering hereunder shall begin August 1, 1996 and end on July 31, 1998, unless terminated sooner as herein provided (the "1996 Offering"). Thereafter Offerings shall begin on August 1, 1998 and on each subsequent second anniversary of the most recent Offering Date (the first day of an Offering is that Offering's "Offering Date"); PROVIDED, HOWEVER, that if on any Purchase Date (as defined in Section 6 below) the fair market value of the Company's Common Stock is less than it was on the Offering Date for that Offering, the day after such Purchase Date (I.E., February 1 or August 1) shall become the next Offering Date and the Offering that would otherwise have continued in effect shall immediately terminate. Each Offering after the 1996 Offering shall end on the day prior to the second anniversary of its Offering Date unless sooner terminated as provided above.

    Prior to the commencement of any Offering, the Board of Directors or the Compensation Committee may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board of Directors or the Compensation Committee determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

2.  ELIGIBLE EMPLOYEES.

    (a) All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering, provided that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan and has been continuously employed by the Company for at least three months (an "Eligible Employee"). Notwithstanding the foregoing, no employee who is disqualified by subparagraph 5(c) or 5(d) of the Plan shall be an Eligible Employee or be granted rights under an Offering.

    (b) Notwithstanding the foregoing, each person who first becomes an Eligible Employee after an Offering Date will on the next February 1st or August 1st during that Offering receive a right under such Offering, which right shall thereafter be deemed to be a part of the Offering. Such right shall have the same characteristics as any rights originally granted under the Offering, except that:

         (1) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right; and


         (2) the Offering for such right shall begin on its Offering Date and end coincident with the end of the ongoing Offering.

3.  RIGHTS.

    (a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to ten percent (10%) of such employee's Earnings (as defined in the Plan) paid during such Offering; PROVIDED, HOWEVER, that no employee may purchase Common Stock in a particular year with more than ten percent (10%) of such employee's Earnings in such year under all ongoing Offerings under the Plan and all other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, the maximum number of shares of Common Stock an Eligible Employee may purchase on any Purchase Date (as defined in Section 6) in an Offering shall be the number of shares determined by dividing $12,500 by the fair market value of a share of the Common Stock on the Offering Date for such Offering.

    (b) The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering shall be one hundred thousand (100,000) shares of Common Stock, or, if less, the number of shares remaining available under the Plan on the Offering Date. The maximum aggregate number of shares available to be purchased by Eligible Employees on any Purchase Date (as defined in Section 6) under an Offering shall be the lesser of (i) fifty thousand (50,000) shares of Common Stock, (ii) one hundred thousand (100,000) shares of Common Stock less any shares of Common Stock previously purchased on any Purchase Date during the Offering, or (iii) the number of shares remaining available under the Plan. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.  PURCHASE PRICE.

    The purchase price of the Common Stock shall be the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date or eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date, in each case rounded up to the nearest cent per share.

5.  PARTICIPATION.

    An Eligible Employee may elect to participate in an Offering at the beginning of the Offering or any February 1st or August 1st during the Offering. An Eligible Employee shall become a participant in an Offering by delivering an agreement authorizing payroll deductions. Such deductions may be in whole percentages only, with a minimum percentage of one percent (1%), and a participant may not make additional payments into his or her account. The agreement shall be in such form as the Company provides, and must be delivered to the Company before the Offering Date or (February 1st or August 1st during an Offering) to be effective for the remaining portion of that Offering, unless a later time for filing the enrollment form is set by the Board for all Eligible Employees with respect to a given Offering. A participant may not increase or reduce his or her participation percentage during the course of an Offering except on each February 1st and August 1st. A participant may withdraw from an Offering and receive his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) from the Offering, without interest, at any time prior to the end of the Offering Period of the Offering by delivering a withdrawal notice to the Company in such form as the Company provides.

6.  EXERCISE.

    Subject to the limitations contained herein, on each Purchase Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. "Purchase Date" shall be defined as each January 31st and July 31st (I.E., the first Purchase Date of the 1996 Offering shall be January 31, 1997 and the next Purchase Date shall be July 31, 1997.)

7.  NOTICES AND AGREEMENTS.

    Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

8.  OFFERING SUBJECT TO PLAN.

    Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.